Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Appoints William M. Petrie, M.D. to Board of Directors

FRANKLIN, Tennessee — November 1, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the appointment of William M. Petrie, M.D. to its Board of Directors.

Dr. Petrie is currently Professor of Clinical Psychiatry in the Department of Psychiatry at the Vanderbilt University School of Medicine, where he has served for more than 20 years. He is also Director, Vanderbilt Senior Assessment Clinic in the Department of Psychiatry at the Vanderbilt University School of Medicine. Previously, Dr. Petrie served as President and Co-Director of Research at Psychiatric Consultants, P.C., a leading psychiatry practice in Nashville, TN and Chairman, Department of Psychiatry, Parthenon Pavilion at Centennial Medical Center. With 35 years experience in conducting clinical research trials, Dr. Petrie was the primary investigator for a substantial variety of clinical studies. In addition, Dr. Petrie is a noted researcher, who has published dozens of papers in numerous healthcare publications. Dr. Petrie served as a director for Psychiatric Solutions, Inc. from September 2004 until November 2010.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “Bill Petrie is a highly accomplished physician with an outstanding reputation for his work in advancing the practice of psychiatry. We expect Bill to bring an invaluable perspective to Acadia’s Board because of his in-depth experience in the research and academic aspects of psychiatry, combined with his long history as a practicing physician caring for inpatient psychiatric patients. We welcome Bill to the Board and are confident that he will add significantly to our efforts to make Acadia the country’s premier provider of inpatient psychiatric services.”

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties. These risks and uncertainties are described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 33 behavioral health facilities with over 2,300 licensed beds in 19 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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